  Exhibit 10.1
LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is executed effective the 15th day of January 2021, by SANARA MEDTECH INC., a Texas corporation (“Borrower”), CELLERATE, LLC, a Texas limited liability company (“Cellerate”), and UNITED WOUND AND SKIN SOLUTIONS, LLC, a Delaware limited liability company (“UWS Solutions”), and CADENCE BANK, N.A., a national banking association (“Bank”), whose address for purposes hereof is 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056. The principal place of business and chief executive office of each of Borrower, Cellerate and UWS Solutions are located at 1200 Summit Avenue, Suite 414, Fort Worth, Texas 76102.

W I T N E S S E T H:

WHEREAS, Borrower has requested that Bank extend to Borrower a revolving line of credit up to a maximum principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), in order to provide working capital to Borrower, and Bank is willing to extend such credit facility to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties of Obligors hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings assigned to them.

Adjusted EBITDA: EBITDA plus non-cash stock compensation.

Advance: Any advance by Bank to, or for the benefit of, Borrower.

Affiliate: With respect to any Person (a) a Person that, directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (b) a Person that is an officer, director, manager, general partner, or, in the case of a trust, a beneficiary or trustee of such Person, and, if that Person is a natural person, that Person’s spouse, sibling, parent or child. The term “control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

Borrower Security Agreements: That certain Security Agreement dated as of the effective date hereof, executed by Borrower and Bank, and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof, and substitutions therefor, and all security agreements, pledges and collateral assignments hereafter executed by Borrower in order to create or evidence a security interest of Bank in any assets owned or to be acquired by Borrower.

 Business Day. Any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required to remain closed.

Collateral: “Collateral” as defined in the Security Agreements.

Corporate Affiliate: With respect to any Person, a Person that, directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

Debtor Relief Laws: Any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws, whether state or federal, affecting the rights or remedies of creditors generally, as in effect from time to time.

Default: The occurrence of any event which, with the giving of notice, lapse or expiration of time, or both, or other condition precedent, will constitute an “Event of Default” under Section 7.1 of this Agreement, regardless of whether any requirement for the giving of notice, the lapse or expiration of time, or any other condition precedent to an Event of Default, if any, has been satisfied.

Default Rate: A per annum rate equal to the lesser of (a) the Prime-Based Rate plus five percent (5.0%) or (b) the Maximum Rate.

EBITDA: The sum of earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles, consistently applied.
Environmental Laws: Any and all Governmental Requirements relating to the environment or public or worker health or safety, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including solid wastes, hazardous wastes or hazardous substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, volatile organic compounds or polychlorinated biphenyls).

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default: Any event specified as an “Event of Default” in Section 7.1 of this Agreement.

Financial Statements: Such balance sheets, income statements, profit and loss statements, reconciliations of capital and surplus, and statements of cash flows of a Person, all of which shall be prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with prior periods and historical customs and practices of such Person, and such other financial information concerning each Obligor or the Collateral, as shall be required by Bank from time to time.

Financing Statements: The financing statements filed or to be filed with the appropriate offices for the perfection of a security interest in any of the Collateral, including those assigned to Bank heretofore, concurrently herewith or hereafter, together with any continuation statements or other amendments filed or to be filed in connection therewith.

Governmental Authority: The government of the United States of America or any other nation or any political subdivision thereof in which an Obligor or any of the Collateral is located, and any other political subdivision, agency, or instrumentality exercising jurisdiction over an Obligor or an Obligor’s property or assets, including without limitation any state, county or city and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Governmental Requirements: All statutes, laws, ordinances, rules, and regulations of any Governmental Authority applicable to an Obligor or an Obligor’s property or assets, or any site owned or operated by an Obligor.

Guarantor(s): Individually or collectively, as applicable, Cellerate, UWS Solutions and any other Person (excluding natural persons) hereafter executing a Guaranty.

Guarantor Security Agreement(s): Individually or collectively, as applicable, those certain Security Agreements dated as of the effective date hereof, executed by Bank and each of Cellerate and UWS Solutions, and all modifications, renewals, extensions and rearrangements thereof, and substitutions therefor, and all security agreements, pledges or collateral assignments hereafter executed by a Guarantor in order to create or evidence a security interest of Bank in any assets owned or to be acquired by such Guarantor.

Guarant(y/ies): Individually or collectively, as applicable, the Corporate Guaranties effective of even date herewith executed by Cellerate and UWS Solutions in favor of Bank, and all amendments, modifications, renewals, extensions, rearrangements, confirmations, ratifications and replacements thereof, and any other guaranty of the Obligations (or any portion thereof) executed by any Person heretofore, contemporaneously herewith or hereafter, and all amendments, modifications, renewals, extensions, rearrangements, confirmations, ratifications and replacements thereof..

Indebtedness: The total liabilities of Borrower, including the indebtedness evidenced by the Note and any subordinated indebtedness, calculated in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with prior periods and Borrower’s historical customs and practices.

Interest Coverage Ratio: The ratio of (a) the sum of (i) Adjusted EBITDA for the preceding four (4) fiscal quarters, minus the sum of (i) cash taxes, plus (ii) tax distributions, plus (iii) cash capital expenditures during the same period, to (b) interest expense during the same period. For purposes of calculating the “Interest Coverage Ratio”, each of the components above shall be calculated as follows: (i) for the fiscal quarter ending June 30, 2021, each such component during the fiscal quarter ending on that date multiplied by four; (ii) for the fiscal quarter ending September 30, 2021, each such component during the two (2) fiscal quarter period ending on that date multiplied by two; (iii) for the fiscal quarter ending December 31, 2021, each such component for the three (3) fiscal quarter period ending on that date multiplied by 4/3; and (iv) for the fiscal quarter ending March 31, 2022, and for each fiscal quarter thereafter, each such component during the four (4) fiscal quarter period ending on that date.

License: Exclusive License Agreement dated as of May 18, 2018, executed by Applied Nutritionals, LLC, as Licensor, and CGI Cellerate Rx, LLC, as Licensee.

Loan: The Revolving Loan.

Maximum Rate: On any day, the maximum non-usurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Loan or any documents executed in connection therewith despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permit the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Section 303 of the Texas Finance Code) for that day. Bank may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to Borrower or any other Person, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates. Notwithstanding the foregoing or any provision hereof to the contrary, in no event shall the Maximum Rate exceed Eighteen Percent (18.0%) per annum.

Minimum Equity Ownership: Ownership interests constituting at least 25% of all voting interests of Borrower then outstanding. Voting interests shall mean the right to vote on the election or appointment of all directors of Borrower.

Net Worth: At any time, for any Person, such Person’s total assets less total liabilities as set forth in such Person’s Financial Statements. Net Worth shall not include (i) Subordinated Debt, (ii) the amount of any write-up of any assets over their depreciated cost, or (iii) notes or accounts receivable due from Affiliates (including all officers).

Note: The Revolving Note.

Obligations: The obligations and liabilities of Borrower to Bank evidenced by the Note or this Agreement, and any and all other Indebtedness, liabilities and obligations whatsoever of Borrower to Bank, whether direct or indirect, absolute or contingent, due or to become due, whether now existing or hereafter arising, and whether in connection with this or another transaction, and howsoever evidenced or acquired, whether joint or several, including derivative-foreign exchange transactions or any treasury management or other services provided by Bank or its Corporate Affiliates, successors or assigns (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate network services),  and whether evidenced by note, draft, acceptance, guaranty, open account, commercial credit card, stored value card, merchant card, letter of credit, surety agreement, Rate Management Agreement or otherwise; it being contemplated by the parties hereto that Borrower may become indebted to Bank in additional sums. The term “Obligations” shall expressly include any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Bank, or to any of its Corporate Affiliates or successors, arising under or in connection with any Rate Management Agreement or Rate Management Transaction; provided, however, that the definition of “Obligations” shall not create any guarantee by a Guarantor of (or grant of security interest by a Guarantor to support, as applicable) any Excluded Swap Obligations (as defined in Section 2.16 hereof) of such Guarantor for purposes of determining any obligations of such Guarantor.

Obligor or Obligors: Individually or collectively, as applicable, Borrower and Guarantors.

Overline: “Overline” as defined in Section 2.7(e) of this Agreement.

Person: Any corporation, partnership, joint venture, limited liability company, association, trust, trustee, estate, individual, unincorporated business entity or governmental department, administrative agency or instrumentality, or other entity.

Plan: Any plan subject to Title IV of ERISA and maintained by an Obligor or any such plan to which an Obligor is required to contribute on behalf of its employees.

Prime-Based Rate: A fluctuating interest rate per annum as shall be in effect from time to time equal to the Prime Rate plus three-fourths percent (0.75%); provided that in no event shall the Prime-Based Rate be greater than the Maximum Rate. Without notice to Borrower, the Prime-Based Rate shall change automatically from time to time, with each such change to be effective as of the date of each change in the Prime Rate.

Prime Rate: At any time, that variable per annum rate of interest equal to the prime rate then most recently published daily in the “Money Rates” section (or other comparable section) of the Wall Street Journal. If more than one “prime rate” is published, the highest rate shall be used. If the Wall Street Journal no longer publishes the prime rate, then Bank shall select another measure of the Prime Rate, at its discretion. The Prime Rate is subject to change from time to time. Bank makes loans based on other rates as well, it being understood that many of Bank’s commercial or other loans are priced in relation to the Prime Rate, that it is not necessarily the lowest or best rate actually charged to any customer, and that Bank may make various commercial or other loans at rates of interest having no relationship to the Prime Rate.

Rate Management Agreement: Each agreement between Borrower, on the one hand, and Bank or any of its Corporate Affiliates or their successors, on the other hand, including but not limited to any ISDA Master Agreement, whether now existing or hereafter entered into, which provides for a Rate Management Transaction.

Rate Management Transaction: Any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower, on the one hand, and Bank or any of its Corporate Affiliates or their successors, on the other hand, which is (i) a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including an option with respect to any of these transactions), or (ii) any type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

Regulation U: Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

Regulation X: Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

Revolving Credit Advance: Any Advance under the Revolving Note.

Revolving Loan: That certain revolving loan made available to Borrower in the maximum principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), and being more particularly described in Section 2.1 of this Agreement.

Revolving Loan Maturity Date: January 13, 2023.

Revolving Note: That certain Revolving Line of Credit Note dated of even date with the effective date hereof, executed by Borrower and payable to the order of Bank in the maximum principal amount of the Revolving Loan, together with all modifications, renewals, extensions, amendments and restatements thereof and substitutions therefor, and being more particularly described in Section 2.1 of this Agreement.

Security Agreements: The Borrower Security Agreements and the Guarantor Security Agreements, and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof, and substitutions therefor, and all security agreements, pledges and collateral assignments hereafter executed in order to create or evidence a security interest of Bank in any assets owned or to be acquired by any Person.

Security Instruments: This Agreement, the Note, the Guaranties, the Security Agreements, the Financing Statements, any Subordination Agreement and such other documents, instruments or agreements evidencing, securing, guaranteeing, or otherwise pertaining to the Loan as may be, from time to time (whether heretofore, contemporaneously herewith or hereafter), executed and delivered by an Obligor or any other Person to Bank, and all modifications, renewals, extensions, rearrangements, ratifications, restatements and replacements of any of the foregoing. Notwithstanding the foregoing, or any provision of any “Security Instrument” to the contrary, the term “Security Instruments” shall not include a Rate Management Agreement nor any swap agreement (as defined in 11 U.S.C. Section 101, as in effect from time to time).

Sublicense: Sublicense Agreement dated August 27, 2018, executed by CGI Cellerate RX, LLC, as Sublicensor, and Cellerate, as Sublicensee.

Subordinated Debt: Subordinated indebtedness issued by Borrower on terms and conditions approved in writing by Bank, and subject to an enforceable Subordination Agreement under which no party is in default.

Subordination Agreements: Any subordination agreements or intercreditor agreements executed concurrently herewith or hereafter by Bank with any third Person, in order (a) to subordinate any debt or obligation of Borrower owed to such third Person to any debt or obligation of Borrower owed to Bank, or (b) to agree on priority in rights of payment or lien position, all as same may be modified, amended, renewed or extended from time to time.

Subsidiary: Any Person of which fifty percent (50%) or more of the issued and outstanding securities having ordinary voting power for the election of directors, general partners or managers is owned or controlled, directly or indirectly, by Borrower and/or one or more of its Subsidiaries.

Tangible Net Worth: Net Worth less goodwill and all other intangible assets.

ARTICLE II
THE LOAN

2.1            Revolving Loan. Subject to, and upon the terms, conditions, covenants and agreements contained herein, and in reliance upon the covenants, agreements, representations and warranties of Obligors set forth herein, and provided that at the time of any proposed borrowing hereunder no Default exists, Bank agrees to lend to Borrower, and Borrower may borrow, repay and reborrow, at any time and from time to time prior to the Revolving Loan Maturity Date, up to, but not exceeding, an aggregate amount equal to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). Each Revolving Credit Advance shall be evidenced by the Revolving Note. Notwithstanding any provision of this Agreement or of the Revolving Note to the contrary, Bank shall not be required to make any Advance under the Revolving Note which would result in an aggregate amount outstanding thereunder in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). Bank’s business records shall be prima facie evidence of the unpaid principal amount of the Revolving Note, and the amount of accrued but unpaid interest. The principal of and interest to accrue on the Revolving Note shall be due and payable as follows:

Interest only on the unpaid principal balance of the Revolving Note shall be due and payable monthly as it accrues, beginning on February 5, 2021, and continuing regularly and monthly on the fifth (5th) day of each month thereafter until the Revolving Loan Maturity Date, at which time the outstanding principal amount advanced under the Revolving Note, together with all accrued but unpaid interest, shall mature and be finally due and payable.

All Revolving Credit Advances, and all renewals, extensions, modifications and rearrangements of the Revolving Note, if any, shall be deemed to have been made pursuant to this Agreement and, accordingly, shall be subject to the terms, conditions and provisions hereof, and Borrower shall be deemed to have ratified, as of the date of each Revolving Credit Advance and each renewal, extension, modification or rearrangement, all of the representations, covenants, warranties, promises and agreements set forth herein as of such date. Bank shall never be required to modify, renew, extend or rearrange the Revolving Note, regardless of whether any Default has ever occurred.

2.2           Advances by Bank; Automatic Debit; Proceeds.

(a) Purpose and Use of Advances. Subject to the further terms and conditions hereof, Bank will advance the proceeds of the Loan as necessary for the purposes set out in Section 6.6 below. Subject to the terms and conditions of this Agreement, Bank may, but shall never be obligated to, advance the proceeds of the Revolving Loan to make the payment(s) due on the Note on the due dates therefor. Bank may pay to any manufacturer, distributor or other vendor the invoice or contract amount for any Collateral, and be fully protected in relying in good faith upon any invoice, contract or other advice that such Collateral has been ordered by or shipped to Borrower, and that the amount thereof is correctly stated. Any such payment shall be an Advance hereunder.

(b) Bank may, but shall never be required to, make or continue any Advance after a Default which has not been cured to the satisfaction of Bank.

(c) Request for Advance. Notwithstanding the foregoing or any provision hereof to the contrary, Bank may require that each Advance be made pursuant to a written request, in form and content acceptable to Bank, given by Borrower to Bank not later than 10:00 a.m. (Houston, Texas time) on the Business Day of the proposed Advance, specifying the requested date and amount of such Advance.

(d) Automatic Debit. To effectuate any payment due under this Agreement, the Note, any other Security Instrument or a Rate Management Agreement, Borrower hereby authorizes Bank to initiate debit entries to any deposit account of Borrower maintained with Bank, and to debit the same to such account. Bank will not provide notice of any regularly scheduled recurring auto-debit, but will promptly notify Borrower after any non-recurring debit pursuant to this Subsection 2.2(d), provided that the failure to give such notice shall not affect the validity of such debit This authorization to initiate debit entries shall remain in full force and effect until Bank has received written notification of its termination in such time and in such manner as to afford Bank a reasonable opportunity to act on it. Borrower acknowledges (i) that such debit entries may cause an overdraft of any such account which may result in Bank’s refusal to honor items drawn on any such account until adequate deposits are made to any such account; (ii) that Bank is under no duty or obligation to initiate any debit entry for any purpose; and (iii) that if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

(e) Sweep; Application of Payments. Bank is hereby authorized to sweep the collected balance of good funds from Borrower’s accounts periodically for application to (i) the outstanding principal balance of the Loan to the extent of amounts due and payable by Borrower under the Security Instruments, at such times and in such manner as Bank, in its sole discretion, deems appropriate, and (ii) any payments due under any Rate Management Agreement with Bank or its Corporate Affiliates or their successors. Bank may apply any payments received from any source against any portion of the Obligations in such priority and fashion as Bank may deem appropriate; provided, however, that any amounts received from any source that is not a Qualified ECP Guarantor, as defined in Section 2.16 hereof, shall not be applied to any portion of the Excluded Swap Obligations.

2.3            Interest.

(a)            Rate. Each Advance shall bear interest at the lesser of the Prime-Based Rate, as it varies from time to time, or the Maximum Rate, provided that (i) while an Event of Default pursuant to Section 7.1(a) is continuing or (ii) (A) while any Event of Default other than pursuant to Section 7.1(a) is continuing and (B) Bank has given Borrower notice that Bank has exercised its right to increase the rate of interest, the Advances shall bear interest at the Default Rate.

(b)           Recapture. If the stated rates of interest under this Agreement ever exceed the Maximum Rate, then the outstanding principal amount of the Loan shall bear interest at the Maximum Rate until the difference between the interest which would have been due at the stated rates of interest and the amount due at the Maximum Rate (the “Lost Interest”) has been recaptured by Bank. If when the Loan is repaid in full the Lost Interest has not been fully recaptured by Bank pursuant to the preceding sentence, then the outstanding principal amount of the Note shall be deemed to have accrued interest at the Maximum Rate from the date funds were advanced to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Borrower shall pay to Bank the amount of the Lost Interest remaining to be recaptured by Bank. Notwithstanding the foregoing or any other term in this Agreement or any document, instrument or agreement executed in connection herewith to the contrary, it is the intention of the parties hereto to conform strictly to any applicable usury laws. Accordingly, if Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at Bank’s option be applied to any Obligations outstanding hereunder or refunded to Borrower.

2.4           Late Payments. If any payments due under the Note or this Agreement are not timely made, Borrower shall also pay to Bank, upon demand, a late charge equal to five percent (5.0%) of each payment past due for ten (10) or more days. This late charge shall not apply to payments due at maturity or by acceleration of the Note.

2.5           Computation of Interest and Fees. Interest on the unpaid principal amounts from time to time outstanding, and any fees payable hereunder, shall be computed on the basis of a year of three hundred sixty (360) days, and paid for the actual number of days elapsed, unless that calculation would result in a usurious interest rate, in which case interest will be calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.

2.6           Place and Timing of Payments. All payments shall be made to Bank at its office set forth in the preamble of this Agreement, without offset or deduction. Payments received after Bank’s cut-off times established from time to time or on a day that is not a Business Day will be credited as of the next Business Day. Whenever any payment under the Note becomes due and payable on a day that is not a Business Day, if no Event of Default then exists, the maturity of the payment shall be extended to the next succeeding Business Day, except that if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

2.7           Optional and Mandatory Prepayments.

(a) Fees and Prepaid Charges Fully Earned. Borrower agrees that all loan fees and other prepaid charges are earned fully as of the date of the Loan and will not be subject to refund, except as required by law.

(b) Revolving Note to Remain in Effect. Borrower may pay all or a portion of the Revolving Loan before it is due; provided, however, that because the Revolving Note is a revolving credit note, the Revolving Note shall remain in full force and effect until, at a time when no amounts, principal, interest or otherwise, are then owing, Borrower releases Bank in writing from any obligation to make Advances pursuant thereto.

(c) Application of Prepayments. Prepayment of the Note in full shall consist of payment of the remaining unpaid principal balance together with all accrued but unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under the Note or any other agreement with Bank pertaining to the Note before such amounts are due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason. Prepayment in part shall consist of payment of any portion of the unpaid principal balance before it is due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason. Unless otherwise agreed by Bank in writing and provided that Borrower is current on all amounts due, payments applied to the Note before Bank’s creation of a billing statement for the next payment due will be applied entirely to principal, and payments applied to the Note after the creation of such billing statement will be applied according to that billing statement. Unless otherwise agreed by Bank in writing and provided that Borrower is current on all amounts due, payments applied to the Note before Bank’s creation of a billing statement for the next payment due shall not relieve Borrower of Borrower’s obligation to continue making uninterrupted payments under the Note.

(d) Rate Management Agreements Independent. All Rate Management Agreements, if any, between Borrower and Bank or its Corporate Affiliates are independent agreements governed by the written provisions of such Rate Management Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Note, except as otherwise expressly provided in such Rate Management Agreements, and any payoff statement from Bank relating to the Note shall not apply to such Rate Management Agreements except as otherwise expressly provided in such payoff statement. Any prepayment shall be without prejudice to Borrower’s obligations under any Rate Management Agreement, which shall remain in full force and effect subject to the terms of such Rate Management Agreement (including provisions that may require a reduction, modification or early termination of a Rate Management Transaction, in whole or in part, in the event of such prepayment, and may require Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.

(e) Overlines. If at any time the then outstanding principal under the Revolving Note, exceeds the face amount of the Revolving Note, Borrower agrees to pay the excess amount (each an “Overline”) immediately upon demand by Bank.    Overlines shall bear interest at the Prime-Based Rate.  If not sooner paid, interest on Overlines shall be paid on the fifth (5th) day of each month, until the Revolving Loan Maturity Date.  Upon request of Bank, Borrower shall execute a promissory note, payable to the order of Bank, to represent the amount of any Overline; however, Borrower acknowledges and agrees that the records of Bank and this Agreement shall constitute prima facie evidence of any Overline and the obligation of Borrower to repay any Overline, with interest. All Overlines for which Bank has not demanded payment earlier, and all unpaid and accrued interest on Overlines not due and payable earlier, shall be due and payable on the Revolving Loan Maturity Date.  Borrower acknowledges and agrees that Bank is not obligated to fund any Advance that would create an Overline.

2.8            Security. Payment of the Note and the Obligations and the performance of the covenants set forth in this Agreement will be guaranteed according to the terms of the Guaranties, and secured by, and each Obligor hereby grants to Bank a perfected security interest, assignment or lien, as the case may be, in and upon, all of the accounts, inventory, equipment, fixtures, general intangibles, chattel paper, instruments, documents, deposit accounts and other property and assets of such Obligor, whether now owned or hereafter acquired, and the products and proceeds thereof, subject only to security interests in favor of Bank or as otherwise permitted hereunder. Each Obligor agrees that as any Collateral is sold or otherwise disposed of, such Obligor will faithfully and promptly deposit the proceeds thereof in such Obligor’s accounts at Bank.

2.9            Additional Security Instruments. Obligors agree to execute, acknowledge and deliver to Bank, or to cause to be executed, acknowledged and delivered to Bank, such instruments, chattel mortgages, security agreements, security agreement-pledges, assignments of rents and leases, control agreements, lockbox agreements, blocked account agreements, assignments of insurance and proceeds, guaranty agreements, statements, and assignments, in form and substance acceptable to Bank, as in the discretion of Bank or counsel for Bank may be deemed necessary to enforce and grant to Bank, and to perfect in the appropriate jurisdictions, the security interests, liens, assignments and mortgages on the Collateral, including without limitation, any machinery or equipment or other goods purchased with the proceeds of any Advance hereunder. Each Obligor hereby authorizes Bank to file, at Borrower’s expense, financing statements and amendments thereto and other records, without such Obligor’s signature thereon, to the maximum extent permitted by applicable law, in order to perfect, amend or continue Bank’s interest in the Collateral. With respect to any Collateral for which a certificate of title is issued, upon Bank’s request, the original negotiable certificate of title shall be delivered to Bank, and Bank’s security interest shall be duly noted thereon.

2.10           Cross-Default. Borrower and Bank agree that as set forth in Article VII hereof, (i) any failure of an Obligor to pay when due any indebtedness owed to Bank, Bank’s parent, or any subsidiary of Bank’s parent, (ii) any other default or failure of an Obligor to perform any other obligation under any document, instrument or agreement evidencing or securing any indebtedness to Bank, Bank’s parent, or any subsidiary of Bank’s parent, or (iii) the occurrence or existence of any default, event of default, termination event or other similar condition or event (however described) under any swap agreement (as defined in 11 U.S.C. Sec. 101, as in effect from time to time) to which Borrower is a party, shall be an Event of Default hereunder.

2.11            Cross Collateralization. Obligors and Bank agree that all Collateral now or hereafter securing any of the Obligations hereunder also shall secure any and all other Obligations now or hereafter owing by Borrower to Bank or its Corporate Affiliates or successors, including without limitation any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Bank, or to any of its Corporate Affiliates or successors, arising under or in connection with any Rate Management Agreements or Rate Management Transactions.

2.12            Other Collateral. Collateral securing other loans from Bank to Borrower may also secure the Loan. To the extent collateral previously has been given to Bank by any Person that may secure the Loan, whether directly or indirectly, it is specifically agreed that, to the extent prohibited by law, all such collateral consisting of household goods will not secure the Loan. In addition, if any collateral requires the giving of a right of rescission under the Truth in Lending Act for the Loan, such collateral also will not secure the Loan unless and until all required notices of that right have been given.

2.13            Capital Adequacy Charge. If Bank shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, (i) does or shall have the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank’s policies with respect to capital adequacy) by a material amount, and (ii) such reduction is not attributable to Indemnified Taxes (as defined in Section 2.14) or Excluded Taxes (as defined in Section 2.14), then from time to time, after submission by Bank to Borrower of a written demand therefor together with the certificate described below, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction, such written demand to be made with reasonable promptness following such determination. A certificate of Bank claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the additional amount or amounts to be paid to Bank, and the method by which such amount was determined. In determining such amount, Bank may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

2.14            Taxes.

(a)            Deduction as Required by Law. Any and all payments to Bank shall be made, in accordance with the provisions of this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (collectively, “Taxes”), except as otherwise required by law. If an Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable to Bank, and if such Taxes are Indemnified Taxes (as defined below), then (i) the sum payable shall be increased as may be necessary so that, after making all required deductions, Bank receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Obligor shall make such deductions; and (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

“Indemnified Taxes” shall mean U.S. federal withholding Taxes imposed on or with respect to any payment made by or on account of any obligation of any Obligor under this Agreement other than Excluded Taxes.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Bank (including for purposes of this definition, any transferee or participant with respect to Bank pursuant to Section 8.13) or required to be withheld or deducted from payments to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes; (b) withholding Taxes imposed on amounts payable to or for the account of Bank pursuant to a law in effect on (i) the effective date hereof; (ii) with respect to a transferee or a participant pursuant to Section 8.13, the effective date of the applicable transfer or participation; or (iii) any date on which Bank (or a transferee or participant) changes the office at which it receives payments hereunder (as applicable); (c) Taxes attributable to Bank’s failure to provide any tax-related forms, certificates, documentation, information, or evidence required under the Internal Revenue Code (including the United States Treasury Regulations) and/or reasonably requested by an Obligor to establish that Bank is not subject to deduction or withholding of Taxes with respect to any and all payments hereunder; (d) any U.S. federal withholding Taxes imposed under the U.S. Foreign Account Tax Compliance Act (“FATCA”) provisions enacted under the U.S. Hiring Incentives to Restore Employment Act (and any guidance or Regulations relating thereto and published from time to time, as well as any legislation, rules, or practices adopted pursuant to any applicable intergovernmental agreement entered into in connection with the implementation of FATCA); or (e) any Taxes attributable to Bank’s (or any transferee’s or participant’s) negligence, fraud, or misconduct.

(b)            Other Taxes. In addition, each Obligor agrees to pay any present or future stamp or documentary taxes or any other excise taxes, charges, or similar levies which arise from any payment made by such Obligor, or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Note, the other Security Instruments, or any documents, instruments or agreements executed in connection herewith (hereinafter referred to as “Other Taxes”), except such amounts that are imposed with respect to a transfer or participation hereunder.

(c)            Indemnification. OBLIGORS INDEMNIFY BANK FOR THE FULL AMOUNT OF INDEMNIFIED TAXES OR OTHER TAXES (AS DEFINED ABOVE) PAID BY BANK AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST, AND REASONABLE EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO. EACH PAYMENT REQUIRED TO BE MADE IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO BANK WITHIN 30 DAYS FROM THE DATE SUCH OBLIGOR RECEIVES WRITTEN DEMAND THEREFOR; PROVIDED, HOWEVER, THAT SUCH DEMAND SHALL INCLUDE A STATEMENT IN REASONABLE DETAIL SETTING FORTH THE BASIS FOR SUCH INDEMNIFICATION.

(d)            Tax Information. On or before the effective date hereof, Bank shall deliver to each Obligor two copies of Internal Revenue Service Form W-9 (or any successor form), properly and accurately completed and duly executed by Bank, certifying that Bank is entitled to an exemption from U.S. backup withholding tax. In addition, Bank hereby agrees, from time to time after the initial delivery of such form, that whenever such form becomes (or is rendered) obsolete, expired, invalid, or inaccurate, Bank shall promptly deliver to each Obligor upon such Obligor’s written request two new copies of Internal Revenue Service Form W-9 (or any successor form(s)) properly and accurately completed and duly executed by Bank, certifying that Bank is entitled to an exemption from U.S. backup withholding tax.

(e)            Refund. If Bank (including any transferee or participant with respect to Bank pursuant to Section 8.13) receives a refund of any Indemnified Taxes, it shall pay Obligors an amount equal to the amount of such refund.

2.15            Upfront Fee. In consideration of Bank’s agreement, subject to the terms and conditions hereof, to make Advances hereunder, both on or about the date hereof and in the future, Borrower shall pay to Bank upon the execution hereof an upfront fee in the amount of Five Thousand and No/100 Dollars ($5,000.00). In no event shall this fee be, or be deemed to be, compensation for the use, forbearance or detention of money. Further, in no event shall this fee, together with all amounts constituting interest under applicable laws and payable in connection with this Agreement, the Note and the other documents, instruments and agreements executed in connection herewith, exceed the Maximum Rate.

2.16            Provisions Relating to Excluded Swap Obligations.

(a) Excluded Swap Obligation. “Excluded Swap Obligation” means, with respect to a Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor, or the grant of such security interest, becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

(b) Swap Obligation. “Swap Obligation” means, with respect to a Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

(c) Commodity Exchange Act. “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(d) Qualified ECP Guarantor. “Qualified ECP Guarantor” means, in respect of any Swap Obligation, (A) a Guarantor under this Agreement that is not an individual and that has total assets exceeding $10,000,000 at the time the guarantee becomes or would become effective with respect to such Swap Obligation or (B) such entity as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act or (C) an individual who meets the definition of “eligible contract participant” at such time under the Commodity Exchange Act or any regulations promulgated thereunder.
(e) Keepwell. Each Guarantor, at any and all times during which such Guarantor qualifies as a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor under this Agreement who is not a Qualified ECP Guarantor at such time (a “Non-ECP Loan Guarantor”) to honor all of such Non-ECP Loan Guarantor’s obligations under any Guaranty issued in connection with this Agreement in respect of Swap Obligations (provided, however, that each Guarantor, when a Qualified ECP Guarantor, shall only be liable under this section for the maximum amount of such liability that can be hereby incurred without rendering the obligations of such Guarantor, when a Qualified ECP Guarantor, under this section or otherwise under this Agreement or the Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor, when a Qualified ECP Guarantor, under this section shall remain in full force and effect until termination of the Guaranty in accordance with the terms of the Guaranty. Each Guarantor, when a Qualified ECP Guarantor, intends that this section constitute, and this section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Non-ECP Loan Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.17            Accord and Satisfaction. Borrower agrees not to send Bank payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such payment, Bank may accept it without losing any of Bank’s rights under this Agreement or the Note, and Borrower will remain obligated to pay any further amounts owed or that may become owed to Bank.

ARTICLE III
ADVANCES TO BORROWER

During the term of this Agreement and until the Obligations have been paid and performed in full, unless compliance with the provisions of the following sections shall have been waived in writing by Bank, Obligors agree as follows:

3.1            Conditions to Advances. Any obligation of Bank to make Advances hereunder is subject to (i) the performance by Obligors of all of their respective obligations under this or any other agreement between any of them and Bank, (ii) no material adverse change occurring in the business, operations, or condition (financial or otherwise) of any Obligor, and (iii) the satisfaction of the following further conditions (but no Advance made before receipt of all of such items shall be deemed to be a waiver of such conditions with respect to any subsequent Advance):

(a)            Accuracy of Representations. Borrower representing and warranting, and acknowledging and agreeing that each application by Borrower for an Advance will be deemed to be a representation and warranty by Borrower as of the date of such application, that (i) the representations and warranties contained in this Agreement, the Note and the other Security Instruments are true and correct in all material respects on and as of the date hereof, and will be true and correct in all material respects on and as of the applicable date of each Advance; (ii) all conditions to Advances hereunder have been satisfied, except as set forth in writing by Borrower in any request for an Advance, and waived in writing by Bank; and (iii) no Default has occurred and is continuing hereunder.

(b)            Priority of Security Interests. The creation, attachment and perfection of liens and security interests in all of the Collateral in favor of Bank, and/or evidence satisfactory to Bank that Borrower has made arrangements for prompt delivery to Bank of the original negotiable certificates of title to any titled vehicles owned or being purchased so that Bank’s security interest may be duly noted thereon, and the maintenance of the Collateral free and clear of all liens, claims and encumbrances except those of Bank, and as otherwise expressly permitted hereunder.

(c)            Delivery of Documents; Reimbursement of Expenses. Receipt by Bank of all of the documents, instruments and agreements required or contemplated hereunder from the appropriate parties, including without limitation such Subordination Agreements as Bank may request with respect to any outstanding indebtedness of any Obligor, and of payment or reimbursement, as applicable, of any fees or expenses incurred by Bank in connection with the negotiation, preparation and completion of this Agreement, the Note and the other Security Instruments or any Rate Management Agreement.

(d)           Due Diligence and Related Items. Receipt by Bank, in form and substance satisfactory to Bank, of the following:

(i)           Results satisfactory to Bank of any audit of the accounts receivable or inventory of any Obligor;

(ii)           If requested by Bank, a written notice in form and content acceptable to Bank, outlining the terms of the requested Advance, and including a certificate, dated of even date with each request for an Advance, of the Chief Financial Officer of Borrower to the effect that each Obligor has performed and complied with all of such Obligor’s covenants and agreements required by this Agreement or the other Security Instruments;

(iii)           Copies of all organizational documents of each Obligor which is not an individual, and such certificates and other documents as Bank may reasonably request relating to the existence, good standing and authority to do business of each such Obligor or to the authorization, execution and delivery of this Agreement, the Note, the other Security Instruments, the requests for Advances and other matters relevant hereto;

(iv)           A list and summary of all pending or threatened litigation against each Obligor certified by such representative of such Obligor as Bank may request;

(v)           Updated and current Financial Statements of Obligors in form and content satisfactory to Bank;

(vi)           Landlord Waivers or Access Agreements from each owner of each location at which any of the Collateral is currently or hereafter located, in form and content acceptable to Bank;

(vii) Such Security Agreements, UCC Financing Statements, UCC Amendments and releases of liens encumbering the Collateral as Bank may reasonably request; and

(viii)                      Copies of all documents, instruments or agreements to which an Obligor is a party or by which any of the Collateral is or may be affected, and any and all additional information, documents, certificates or instruments as Bank may reasonably request, including without limitation, all instruments evidencing or securing any subordinated indebtedness of an Obligor, all of which shall be in form and content reasonably acceptable to Bank.

3.2           Post-Closing Deliveries. As of the date of execution of this Agreement by Bank, Borrower has not provided to Bank a Landlord Lien Subordination Agreement (the “Property Owner Agreement”) duly executed by the owner of 1200 Summit Ave., Fort Worth, Texas 76102 (the “Third Party Location”). Borrower covenants and agrees to deliver to Bank on or before February 15, 2021, a duly executed Property Owner Agreement, in form and content acceptable to Bank, for the Third Party Location. If Borrower fails to deliver to Bank on or before February 15, 2021, a duly executed Property Owner Agreement, in form and content acceptable to Bank, for each Third Party Location, such failure shall constitute an immediate Event of Default, and Bank shall be entitled to exercise any and all rights and remedies provided for in the Security Instruments without notice to Borrower or any other party, except such notice as is required by law or by this Agreement. Bank may in its sole discretion unilaterally extend the due date in this Section 3.2 upon written notice to Borrower.

3.3           Advance Not A Waiver. No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions to Bank’s obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding Bank from thereafter declaring such inability if existing at such later time to be an Event of Default as hereinafter provided.

ARTICLE IV
AFFIRMATIVE COVENANTS

During the term of this Agreement and until the Obligations have been paid and performed in full, unless compliance with the provisions of the following sections shall have been waived in writing by Bank, Obligors agree as follows:

4.1            Financial Statements. Obligors will furnish the following to Bank:

(a) Borrower Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the last day of each fiscal year of Borrower, Borrower’s annual audited Financial Statements (consisting of at least a balance sheet and related statements of income, retained earnings, and cash flows) prepared on a consolidated and consolidating basis in conformity with generally accepted accounting principles, consistently applied, and certified (with an unqualified opinion) by an independent certified public accountant acceptable to Bank;

(b) Borrower Interim Financial Statements. As soon as available, but in any event within sixty (60) days after the last day of each fiscal quarter of Borrower, including yearend, quarterly Financial Statements of Borrower, certified by such representative of Borrower as Bank may request, prepared on a consolidated and consolidating basis in conformity with generally accepted accounting principles, consistently applied, and consisting of at least a balance sheet as of the close of such period and profit and loss statements for the fiscal quarter then ended and for the period from the beginning of the fiscal year to the close of such period;

(c)  Compliance Certificate. Contemporaneously with the Financial Statements to be delivered pursuant to Subsections 4.1(a) and 4.1(b), a Compliance Certificate in the form attached hereto as Exhibit A, certified by such representative of Borrower as Bank may request, calculating the financial covenants required to be maintained pursuant to this Agreement, together with, for the fiscal quarters ending December 31, 2020, and March 31, 2021, a Liquid Assets Report, including copies of relevant statements and otherwise in form and content acceptable to Bank, demonstrating compliance by Borrower with Borrower’s obligations under Subsection 4.2(c) hereof; and

(d) Additional Information. Such other financial and other information concerning any Obligor or the Collateral as Bank shall reasonably request from time to time.

4.2           Financial Covenants.

(a) Minimum Tangible Net Worth. Borrower will maintain, on a consolidated basis, a minimum Tangible Net Worth of One Million and No/100 Dollars ($1,000,000.00). This covenant shall be calculated as of the last day of each fiscal quarter of Borrower.

(b) Minimum Interest Coverage Ratio. Borrower will maintain, on a consolidated basis, a minimum Interest Coverage Ratio of 1.5 to 1.0. This covenant shall be calculated as of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending June 30, 2021.

(c) Minimum Liquidity. Borrower will maintain, on a consolidated basis, as of December 31, 2020, and March 31, 2021, unencumbered Liquid Assets in an amount not less than One Million and No/100 Dollars ($1,000,000.00). The term “Liquid Assets” shall mean the sum of (a) cash on Borrower’s balance sheet, plus (b) the amount available to Borrower under Section 2.1 hereof. This covenant shall be tested as of the last day of Borrower’s fiscal quarters ending December 31, 2020, and March 31, 2021.

(d) Minimum Equity Investment. Borrower will cause its shareholders (or other Persons approved in writing in advance by Bank if such equity investment would result in an Event of Default under Subsection 7.1(h) hereof) to make an equity investment in cash in Borrower of at least Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) by no later than March 31, 2021.

(e) Sanara Pulsar, LLC. Borrower will not permit Sanara Pulsar, LLC to have assets with a fair market value in excess of Two Hundred Thousand Dollars ($200,000) at any time.

4.3            Depository and Disbursement Relationship. For so long as any of the Obligations remain outstanding and unpaid, or Bank has any obligation to advance funds hereunder, each Obligor will maintain its primary banking depository and disbursement relationship with Bank.

4.4           Insurance.

(a) Required Insurance. Each Obligor will maintain insurance with financially sound and responsible companies, in such form, in such amounts and against such risks (including, without limitation, public liability, worker’s compensation, commercial liability, casualty, hazard or property damage providing special form of loss coverage on such Obligor’s assets, and business interruption insurance) as is customarily carried by companies engaged in the same or similar businesses, operating like properties and similarly situated, plus any additional insurance, including endorsements covering specific exclusions, required in the Security Instruments or requested by Bank. Bank shall have the right to specify the maximum amount of deductibles Bank deems acceptable for each insurance policy. Bank shall be named as loss payee, on a “lender’s loss payable” basis, on each policy of property insurance, and as an additional insured on each policy of liability insurance. Each policy of property insurance shall provide coverage on a replacement cost basis. Each policy of insurance shall provide that the insurer waives all rights of subrogation against Bank and that coverage under such policy is primary to any other insurance carried by Bank. Obligors will have the right to place any such insurance with any insurance carrier reasonably acceptable to Bank. Upon execution of this Agreement, Obligors will furnish to Bank (i) a summary of the insurance coverages of Obligors, together with certificates showing Bank as an additional insured or loss payee with waiver of subrogation provisions, as specified above, all such policies to be non-cancelable without thirty (30) days prior written notice to Bank, (ii) supplements to such summary from time to time as the amounts or terms of such insurance coverage change, and (iii) upon request, copies of the applicable policies and proof of payment of the premiums therefor. Obligors will provide Bank with immediate written notice of the cancellation of any insurance of any Obligor.

(b) Collateral Protection Insurance. Borrower is required to (i) keep the Collateral insured against damage in the amount Bank specifies, (ii) purchase the insurance from an insurer that is authorized to do business in Texas or an eligible surplus lines insurer, (iii) name Bank as the person to be paid under the policy in the event of a loss, and (iv) deliver to Bank a copy of the policy and proof of the payment of premiums. If Borrower fails to meet any requirement listed in this section, Bank may obtain collateral protection insurance on behalf of Borrower at Borrower’s expense and such amounts shall be added to the Obligations.

4.5            Collateral Audits and Appraisals; Inspection of Property, Books, Records and Collateral. At all reasonable times and as often as may be reasonably requested by Bank during normal business hours (with two (2) Business Day’s advance notice if no Event of Default has occurred and is continuing), Obligors will permit Bank, and any person appointed by Bank to act for it and on its behalf, at Borrower’s sole cost and expense (i) to examine and make copies of Obligors’ corporate and financial books and records, and other books, records, and properties, specifically including but not limited to all contracts, statements, invoices, bills and claims for labor, material, and services, (ii) to discuss Obligors’ affairs, finances and accounts with the officers, agents and employees of Obligors and Obligors’ independent certified public accountants, (iii) to enter upon any premises at which any Collateral is located and inspect the Collateral and all books and records related thereto, and (iv) to conduct such appraisals of the Collateral as Bank or any Governmental Authority may reasonably require (provided that absent an Event of Default during the then preceding 3-month period, such audits and appraisals shall not be conducted at Borrower’s expense more than once per calendar year). In addition, Borrower shall conduct, and Bank is hereby authorized to conduct, in each case at Borrower’s sole cost and expense, such environmental site assessments, testing and monitoring, as may be requested by any Governmental Authority or by Bank.

4.6           Notice; Litigation. Each Obligor will promptly give written notice to Bank, in each case at Bank’s address set forth above, of (i) the occurrence of any Default or Event of Default, (ii) any legal, judicial or regulatory proceedings affecting an Obligor, the Collateral, or any properties or assets of an Obligor, being commenced or threatened, (iii) any dispute between an Obligor and any Governmental Authority, or between an Obligor and any other Person that could reasonably be expected to interfere with the normal business operations of such Obligor, (iv) any material damage to the Collateral (including without limitation any fire or other casualty) affecting any material part of the Collateral, specifying the nature and extent of damage and whether such damage is being repaired in due course, (v) any notice of taking or eminent domain action or proceeding affecting any material part of the Collateral, (vi) any other action, event or condition of any nature of which an Obligor has knowledge which may have, or lead to, or result in, any material adverse effect upon the business, assets or condition, financial or otherwise, of an Obligor, or any material change in the condition, financial or otherwise, of an Obligor, (vii) any additions to or changes in the locations of an Obligor’s business, (viii) any change in management of an Obligor, or (ix) the voluntary or involuntary bankruptcy of, or any assignment for the benefit of creditors or the seeking of any relief under any Debtor Relief Law by, an Obligor.

4.7            Application of Advances. Borrower shall disburse all Advances for the purposes specified herein. Bank shall have the right, but not the obligation, to disburse and directly apply the proceeds of any Advance to the satisfaction of any of Borrower’s covenants, duties or agreements hereunder. Bank may disburse any portion of any Advance at any time, and from time to time, to persons other than Borrower for the purposes specified in this Agreement irrespective of the provisions of Article II, and the amount of Advances to which Borrower shall thereafter be entitled shall be correspondingly reduced. Bank may advance and incur such expenses for the protection of the Collateral as provided for in the Security Instruments.

4.8           Subsidiary Guaranties and Pledges. (a) Subject to the provisions of Subsection 4.8(b), within ten (10) Business Days after Bank’s written request, Borrower will cause each present and future Subsidiary of Borrower to execute a Guaranty in form and content acceptable to Bank, and grant to Bank a lien (subject only to liens approved by Bank in its reasonable discretion) on all of such Subsidiary’s assets to secure payment of such Guaranty and the Obligations.

(b)           Notwithstanding the provisions of Subsection 4.8(a), except as provided in the last sentence of this Subsection, no foreign Subsidiary shall become a Guarantor. Upon the occurrence and during the continuance of any Event of Default Borrower will, within ten (10) Business Days after Bank’s written request, cause each foreign Subsidiary to execute a Guaranty in form and content acceptable to Bank, and to pledge all of such Subsidiary’s assets (subject only to liens approved by Bank in its reasonable discretion) to secure payment of such Guaranty and the Obligations.

4.9            Payment of Taxes. Each Obligor will pay when due all taxes, assessments and other liabilities levied or assessed upon such Obligor’s income, assets and/or properties (real and personal) or upon such Obligor’s business, except those being contested in good faith and against which such Obligor has set up adequate reserves in accordance with generally accepted accounting principles, consistently applied.

4.10            Payment of Claims; Discharge of Liens and Encumbrances. Each Obligor will promptly pay or cause to be paid when due its indebtedness. Obligors will promptly pay or cause to be paid when due all costs and expenses incurred in connection with the Collateral, and will keep the Collateral free and clear of any liens, charges, or claims other than the liens of Bank, and other liens approved in writing by Bank.

4.11            ERISA Compliance. All of Obligors’ Plans will be maintained in compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All reports and other documents required to be filed with any governmental agency or distributed to Plan participants or beneficiaries will be filed or distributed in accordance with applicable law.

4.12            Accounts Receivable and Payable. Each Obligor will pay its accounts payable and will maintain its accounts receivable in a manner consistent with prudent business practices, including normal terms and conditions for payment for companies engaged in similar operations in similar jurisdictions.

4.13           Compliance with Governmental Requirements. Each Obligor shall timely comply with all Governmental Requirements (including without limitation all Environmental Laws), and shall promptly furnish to Bank true and complete copies of any official notice or claim by any Governmental Authority pertaining to the operation of the business of an Obligor or to the Collateral.

4.14            Maintenance of Corporate Existence and Properties. Each Obligor will (i) engage solely in the business presently operated by it (or currently contemplated to be operated by it as disclosed to Bank), without material change therein, (ii) maintain its limited liability company or corporate existence, in its current form and current jurisdiction of organization, (iii) maintain its good standing and authority to do business in each jurisdiction in which it is organized or required to be qualified to do business, and (iv) keep and maintain all franchises, licenses, permits and properties useful or necessary in the conduct of its business in good order and condition.

4.15            No Liability of Bank. Bank shall have no liability, obligation, or responsibility whatsoever with respect to any Obligor except to advance funds pursuant and subject to this Agreement and the conditions set forth herein. Bank shall not be obligated to inspect or review the Collateral, or the terms of any contracts or agreements constituting a portion of the Collateral, nor be liable for the performance or default of any Obligor, or any other party, or for the performance of any obligation of any Obligor whatsoever. Nothing, including without limitation any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by Bank.

4.16            Errors and Omissions; Additional Documents. Each Obligor hereby agrees that immediately upon the written request of Bank, such Obligor will execute and/or deliver, and cause to be executed and/or delivered, such additional promissory notes, guaranties, security agreements, or other documents, instruments or agreements as Bank may reasonably request, or will correct or cause to be corrected any documents, instruments or agreements already executed or delivered. Any additional documents, instruments, agreements, revisions or corrections will be in conformity with the terms and conditions set forth in this Agreement. Any written request by Bank for additional documents, instruments or agreements or for revisions or corrections shall be prima facie evidence of the necessity for such additional documents, instruments, agreements, revisions or corrections.

4.17            Additional Information. Each Obligor acknowledges that Bank is subject to federal and state regulations requiring Bank to obtain, verify, and record information that identifies Bank’s customers, including all Obligors. Each Obligor agrees to provide Bank with any information Bank deems necessary to comply with all such regulations. Should an Obligor fail to do so promptly, it shall be an Event of Default hereunder, entitling Bank to exercise all remedies available to Bank upon an Event of Default hereunder.

ARTICLE V
NEGATIVE COVENANTS

During the term of this Agreement and until the Obligations have been paid and performed in full, unless compliance with the provisions of the following sections shall have been waived in writing by Bank, Obligors agree as follows:

5.1            Limitations on Liens. No Obligor will create, assume or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind upon any of its properties or assets, whether now owned or hereafter acquired, except (i) liens created by this Agreement, the other Security Instruments or otherwise in favor of Bank, (ii) liens for taxes, assessments and other governmental charges not yet due and payable, (iii) deposits to secure the payment of workmen’s compensation, unemployment insurance or other social security benefits or obligations or other obligations of a like general nature incurred in the ordinary course of business and in accordance with such Obligor’s historical customs and practices, provided that the payment and performance of any such obligations are not past due or otherwise in default, (iv) landlords’, warehousemen’s, carriers’, or other like liens arising by operation of law in the ordinary course of business securing obligations which are not past due or otherwise in default, (v) inchoate liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect, provided such liabilities are not past due or otherwise in default, or (vi) liens expressly permitted in the Security Instruments or otherwise consented to by Bank in writing on or after the date hereof.

5.2            Limitations on Liabilities. No Obligor will create, assume or suffer to exist any liabilities, contingent or otherwise, whether by guaranty, endorsement, agreement to purchase or repurchase, agreement to lease, agreement to supply or advance funds (including, without limitation, agreements to maintain working capital, solvency or other balance sheet conditions or agreements to purchase any equity interest or make capital contributions or otherwise), except (i) as expressly permitted hereunder, (ii) endorsements of instruments for collection in the ordinary course of business, (iii) trade accounts payable in the ordinary course of business, (iv) Subordinated Debt approved in writing by Bank prior to its issuance, and (v) Rate Management Agreements with Bank or its Corporate Affiliates.

5.3            Negative Pledges. No Obligor will enter into, incur, or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes any condition upon the ability of Borrower or any Subsidiary to create, incur, or permit to exist any mortgage, lien or security interest upon any of its property or assets.

5.4            Limitations on Fundamental Changes; Disposition of Assets. No Obligor will (a) form or acquire any new Subsidiary except in compliance with Section 4.8 hereof, (b) enter into any merger or consolidation, (c) liquidate or dissolve itself (or suffer any liquidation or dissolution), (d) cease, suspend or materially curtail business operations, (e) enter into any arrangement, directly or indirectly, whereby such Obligor would sell or transfer any real or personal property either now owned or hereafter acquired, and then or thereafter lease as lessee such properties or any part thereof or any other property to be used for substantially the same purpose, (f) either (i) make an investment in or capital contribution to any Person, (ii) sell, lease, charter or otherwise dispose of all or any material part of its property, assets or business, including any material equity ownership interest, or (iii) acquire, or agree to acquire, assets or properties, which in any such case would cause Borrower to violate any term or provision (including any financial covenant) of this Agreement, (g) transfer any equity interests held by such Obligor in another Obligor, (h) change its form or jurisdiction of organization, or (i) amend its Certificate of Formation, Certificate or Articles of Incorporation, Bylaws, Articles of Organization, Company Agreement or Regulations, Certificate of Limited Partnership, Agreement of Limited Partnership, Partnership Agreement or other organizational documents in any manner which could reasonably be expected to be materially adverse to Bank.

5.5            Restricted Payments. No Obligor will pay any dividend or distribution, or purchase, acquire, retire, or redeem any interest in an Obligor, whether now or hereafter issued or outstanding, without prior written approval of Bank, at any time when a Default has occurred and is continuing, or would result from such payment, purchase, acquisition, retirement or redemption upon giving hypothetical effect thereto on a pro forma basis.

5.6            Loans and Advances. No Obligor will make or permit to remain outstanding any loans, advances or extensions of credit to any Person or Persons, except trade credit in the ordinary course of business.

5.7            Nature of Business. No Obligor will, without the prior written consent of Bank, (i) engage in any lines of business or business ventures materially different than those in which it is presently engaged (or currently contemplated to be engaged as disclosed to Bank) or that are directly related thereto, (ii) change in any material respect its methods of operation or accounting or manner of doing business, or (iii) change its name, tax identification number, corporate form or jurisdiction of organization.

5.8            Transactions with Affiliates. Except as set forth in the agreements listed in Schedule 5.8, no Obligor will engage in any transaction with an Affiliate (other than another Obligor) on terms less favorable to such Obligor than would be obtainable at the time in comparable transactions with Persons not affiliated with such Obligor.

5.9            ERISA. No Obligor will engage in any transaction prohibited by ERISA. No Plan will incur an accumulated funding deficiency. No Obligor will incur any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation; and no “reportable events” (as that phrase is defined in Section 4043 of ERISA) will occur with respect to any Plan.

5.10            Subordinated Indebtedness. Except as expressly permitted herein and in any Subordination Agreement, Borrower will not amend, modify or obtain or grant a waiver of any provision of any document or instrument evidencing or securing any subordinated indebtedness of Borrower, nor purchase, redeem, retire or otherwise acquire for value, deposit any monies with any Person with respect to, or make any payment or prepayment of the principal of or any other amount owing in respect of, any subordinated indebtedness of Borrower, except to the extent permitted under the applicable Subordination Agreement.

5.11            Government Regulation. No Obligor shall (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control) that prohibits or limits Bank from making any Advance or extension of credit to Borrower or from otherwise conducting business with any Obligor, or (ii) fail to provide documentary and other evidence of such Obligor’s identity as may be requested by Bank at any time to enable Bank to verify such Obligor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce Bank to enter into this Agreement, Obligors hereby represent and warrant to Bank that the following representations and warranties are true and correct, and shall remain true and correct at all times prior to the full and final payment and performance of the Obligations:

6.1            Corporate Authority. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such licensing and qualification, and (c) has all powers and all permits, licenses, consents and authorizations necessary to own and operate its assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement by each Obligor, the borrowings hereunder and the execution, delivery and performance of the Note, the other Security Instruments and the agreements, documents and instruments contemplated hereby and thereby (i) have been duly authorized by proper corporate proceedings, and (ii) will not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Formation, Certificate or Articles of Incorporation, Bylaws, Articles of Organization, Company Agreement or Regulations, Certificate of Limited Partnership, Agreement of Limited Partnership, Partnership Agreement or other organizational document of any Obligor, or of any note, mortgage, security agreement, pledge, indenture, contract, agreement or other instrument, or any judgment, order or decree, binding upon any Obligor or any Obligor’s property. Except for any consent or approval which has been duly obtained, no consent or approval of Borrower’s shareholders, or of any other Person, is required in connection with the execution, delivery or performance of this Agreement or any other Security Instrument, or the creation of any of the liens or security interests contemplated herein or therein. Each of this Agreement, the Note, the other Security Instruments and the several agreements and instruments contemplated hereby and thereby, when duly executed and delivered by the party or parties thereto, will constitute the legal, valid and binding obligation of each Obligor signatory thereto, and will be enforceable in accordance with its terms.

6.2            Financial Statements. The Financial Statements which have been delivered to Bank are in accordance with the books and records of the applicable Obligor, and fairly present the financial position of such Obligor, as of the dates thereof, and such Obligor’s results of operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles, consistently applied, and such Obligor’s historical customs and practices. Such Financial Statements are true, complete and correct in all material respects, and have been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with prior periods and the historical customs and practices of such Obligor.

6.3           Absence of Undisclosed Liabilities or Obligations. All material obligations, investments and liabilities, contingent or otherwise, of each Obligor are truly, completely and accurately disclosed in the Financial Statements. No material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of any Obligor, since the date of the most recent Financial Statements of such Obligor delivered to Bank. No Obligor is party to any agreement or a party to any litigation or proceeding (and no litigation or proceeding is threatened) or otherwise subject to any restriction that would prevent or impair the performance of such Obligor’s obligations under this Agreement or any Security Instrument. None of the information supplied by any Obligor contains a material misstatement of fact, or omits any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the date hereof, as of the date hereof..

6.4            Title. Each Obligor has, and until the Obligations are fully and finally paid will continue to have, good and indefeasible title to all of its assets and property (including without limitation the Collateral), free and clear of all liens, mortgages, security interests and other encumbrances, except those in favor of Bank, or as otherwise expressly permitted herein.

6.5                      Liens and Security Interests; Pari Passu Obligations. The security interests, mortgages and liens attaching to the Collateral will constitute at all times valid, perfected and enforceable security interests, mortgages and liens in favor of Bank, subject to no prior or superior lien, mortgage, security interest or other encumbrance, except those of Bank or as otherwise expressly permitted in this Agreement. Before funding any Advances, Obligors will have taken, or will have participated with Bank in taking, all necessary action (including making all necessary filings) to provide Bank with perfected security interests, mortgages and liens in the Collateral under the laws of all applicable jurisdictions, subject only to liens and security interests expressly permitted hereunder. The Obligations of Borrower hereunder rank at least pari passu with all other Indebtedness.

6.6           Use of Proceeds. The Loan is for business, commercial, investment or other similar purposes, and not for personal, family, household or agricultural use. The Loan is not subject to Regulation Z issued by the Board of Governors of the Federal Reserve System, Title I (Truth-In-Lending Act) nor Title V (General Provisions) of the Consumer Credit Protection Act, nor the Real Estate Settlement Procedures Act of 1974 (RESPA), and no disclosures are required to be given under such regulations and federal laws in connection with the Loan. The funds advanced by Bank under the Revolving Note will be used solely to provide working capital in support of current assets and for other general corporate purposes. Borrower represents and warrants that no portion of any Advance shall be used directly or indirectly (a) to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by Bank or any Corporate Affiliate of Bank during the underwriting period and for thirty (30) days thereafter, or (b) to acquire any assets outside of the ordinary course of business, or (c) to acquire any equity interests in any Person.

6.7            Litigation. There is no action, suit or proceeding pending, or to the knowledge of any Obligor threatened, against any Obligor or before any court, governmental department, administrative agency or instrumentality which, if such action, suit or proceeding were adversely determined, (i) would subject an Obligor to any liability not fully covered by insurance, or (ii) would materially adversely affect the financial position or the results of operations of an Obligor or such Obligor’s business or an Obligor’s ability to perform such Obligor’s obligations under this Agreement, the Note or any Security Instrument to which such Obligor is a party.

6.8            Solvency. Each Obligor (i) is solvent with assets of a value that exceeds the amounts of such Obligor’s liabilities, (ii) is able to meet such Obligor’s debts as they mature, and (iii) in such Obligor’s reasonable opinion, has adequate capital to conduct the businesses in which such Obligor is engaged.

6.9            Subsidiaries and Investments. Except as set forth on Schedule 6.9, Borrower does not have any Subsidiaries or investments in any Person.

6.10            No Event of Default. No Default or Event of Default has occurred and is continuing. No Obligor is in default of any of its obligations under any agreements with any Person.

6.11            Tax Returns. Each Obligor has filed all United States tax returns and all city, state and foreign tax returns required to be filed by such Obligor by the applicable filing date (or a permitted extension thereof) and has paid all taxes which have become due pursuant to any such return or pursuant to any assessment received by such Obligor by the applicable due date. All such returns properly reflect any United States income tax, foreign tax, state tax and city tax of the applicable Obligor for the periods covered thereby.

6.12            Insurance. Each Obligor has maintained and now maintains (i) insurance of such types (including, without limitation, public liability, worker’s compensation, commercial liability, casualty, hazard or property damage providing all risk coverage on such Obligor’s assets, and business interruption insurance), and in such amounts as is customary in the industry, and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure.

6.13            Real Property. As of the date hereof, no Obligor owns or leases any real property or real property interests, or stores any Collateral at any location, other than as set forth on Schedule 6.13. Until the Obligations have been fully and finally paid, all of the Collateral (other than Collateral in transit in the ordinary course of business) is or will be located at one of the locations set forth on Schedule 6.13, as such Schedule may be updated in writing from time to time.

6.14            Environmental Matters. Each Obligor has complied, and remains in compliance, in all material respects with the provisions of all Environmental Laws applicable to such Obligor or any of such Obligor’s owned or operated facilities, sites or other properties, businesses and operations, including those which relate to the reporting by such Obligor of all sites owned or operated by such Obligor where solid wastes, hazardous or toxic wastes or hazardous or toxic substances have been treated, stored, disposed of or otherwise handled. No release (as defined under applicable Environmental Laws) at, from, in or on any site owned or operated by an Obligor has occurred which, if all relevant facts were known to the relevant Governmental Authorities (i) would require remediation to avoid deed record notices, restrictions, liabilities or other duties, or (ii) would result in other consequences that would not be applicable if that release had not occurred. Neither an Obligor nor any agent or contractor of an Obligor has transported or arranged for the transportation of any solid wastes, hazardous or toxic wastes or hazardous or toxic substances to, or disposed or arranged for the disposition of any solid wastes, hazardous or toxic wastes or hazardous or toxic substances at, any off-site location that could lead to any claim against an Obligor, as a potentially responsible party or otherwise, for any fines, clean-up costs, remedial work, damage to natural resources, personal injury or property damage.

6.15            Compliance with Laws. No Obligor (i) is in violation of any law, ordinance, statute, or governmental rule or regulation to which such Obligor is subject, and (ii) has failed to obtain any license, permit, franchise, or other governmental authorization necessary in connection with the ownership or operation of such Obligor’s assets, property, business or operations. In furtherance and not in limitation of the foregoing, each Obligor represents and warrants that each Plan of each Obligor is in compliance in all material respects with the applicable provisions of ERISA and, to the best of each Obligor’s knowledge, no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan. Each Obligor, and each Subsidiary of an Obligor, and each of their respective managers, directors, officers, and employees, is in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. § 3617, et seq.) or narcotics (including 21 U.S.C. § 801, et seq.) and/or any commercial crimes. Neither any Obligor, nor any Subsidiary of an Obligor, nor any of their respective managers, directors, officers, employees or other agents acting or benefiting in any capacity in connection with the Loan or any other capital raising transaction involving Bank or Bank’s parent or any subsidiary of Bank’s parent, is a Designated Person. Borrower shall not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (a) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (b) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement. None of the funds or assets of Obligors that are used to pay any amount due pursuant to the Loan shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations. As used above, “Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”, and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom. “Designated Person” means a person or entity (A) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order, (B) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions Laws and Regulations, or (C) in which an entity or person on the SDN list has 50% or greater ownership interest or that is otherwise controlled by an SDN.

6.16            Governmental Approvals. No approvals of any governmental department, administrative agency, instrumentality or authority having jurisdiction over an Obligor, or an Obligor’s property, are necessary in connection with the execution, delivery or performance of the Security Instruments, the perfection of the liens and security interests provided for thereby, or the consummation of the transactions contemplated hereby.

6.17            Regulations U and X. No Advance will be used, directly or indirectly, for the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness which was incurred for the purpose of purchasing or carrying, any “margin stock,” as such term is defined in Regulation U. No part of the proceeds of the Loan will be used for any purpose which violates Regulation X.

6.18            Investment Company Act of 1940.

6.19            Assumed Names. Except for the use by Borrower of the name “Wound Management Technologies, Inc.” prior to changing its name on May 3, 2019, and the adoption and use by Cellerate of the assumed name “Wound Care Innovations” in November 2018, within the past five (5) years, no Obligor has conducted its business under any corporate, trade, assumed or fictitious name, and following the date hereof no Obligor will conduct its business under any other corporate, trade, assumed or fictitious name without thirty (30) days prior written notice to Bank, and execution and delivery of such additional documents as Bank may request.

ARTICLE VII
DEFAULT

7.1            Default. The occurrence and continuance of any of the following events or conditions shall constitute an “Event of Default” under this Agreement, and under the Note:

(a) Failure (i) to pay any principal of the Note when due or declared due, whether at the stated maturity, by acceleration or otherwise, or (ii) to pay any interest, fee or any other amount (other than an amount referred to in clause (i) of this Subsection (a)) payable under this Agreement or any other Security Instrument, within three (3) Business Days after the same shall become due and payable, whether at the stated maturity, by acceleration or otherwise, or (iii) of an Obligor to pay when due any debt, liability or obligation owed to Bank, Bank’s parent, or any subsidiary of Bank’s parent, or to perform any other obligation under any document, instrument or agreement evidencing or securing any debt, liability or obligation to Bank, Bank’s parent, or any subsidiary of Bank’s parent, if the effect thereof is to cause the holder of such debt, liability or obligation to assert in writing that a default or event of default has occurred with respect to such debt, liability or obligation, or (iv) to make any other payment or required prepayment of any other indebtedness of an Obligor beyond the grace period, if any, provided therefor, or (v) by Obligors to comply with the financial reporting obligations under Section 4.1, or (vi) to comply with the financial covenants set forth in Section 4.2, or (vii) by an Obligor to comply with Section 3.2, 4.3, 4.4, 4.5, 4.6, 4.7 or 4.8, or (viii) by an Obligor to comply with Article V, or (ix) by an Obligor or any other party to a Subordination Agreement to comply with the terms of any Subordination Agreement or any instrument evidencing or securing Subordinated Debt, or (x) by an Obligor to comply with any real property lease or other agreement with respect to any facility at which any Collateral is located, which failure continues beyond any applicable cure period;

(b) Failure of an Obligor to observe or perform (or to furnish adequate evidence of performance of) any other covenants, terms or agreements of this Agreement, the other Security Instruments or any other agreements with Bank, which covenants, terms or agreements are not referenced in the other subsections of this Section 7.1, and such failure continues unremedied for a period of ten (10) Business Days after the earlier of (i) notice thereof to Borrower from Bank and (ii) actual knowledge thereof by an executive officer or director of Borrower;

(c) Any representation or warranty made by an Obligor in this Agreement, any of the other Security Instruments or in any certificate, financial or other statement furnished by any of them, is untrue, incorrect or misleading in any material respect as of the date made or furnished, or becomes untrue, incorrect or misleading at any time prior to the full and final payment of the Obligations, and the termination of any obligation by Bank to make Advances hereunder;

(d) Default occurring, or an Obligor seeking to disaffirm its obligations, under any of the Security Instruments;

(e) Any security interest, lien or assignment purported to be created by any Security Instrument shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give Bank the liens, rights, powers and privileges purported to be created or granted under such Security Instrument (including a perfected first priority security interest in and lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Instrument or any other Security Instrument)) or shall be asserted by any Obligor not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement) security interest in or lien on any Collateral covered or purported to be covered thereby;

(f) An Obligor failing to observe or perform any other term, condition or agreement with respect to any obligation for borrowed money or leased assets or in any instrument or agreement evidencing, securing or relating to any indebtedness of such Obligor, if the effect thereof is to cause or permit the holder or holders of such obligation or indebtedness (or a trustee or an agent on behalf of such holder or holders) to cause any such obligation or indebtedness to become due prior to its stated maturity;

(g) (i) The License or the Sublicense expires or is terminated; (ii) the License is modified or amended, or any provision thereof is waived or released, in any manner which adversely impacts, or could reasonably be expected to adversely impact, the Sublicense, without the prior written consent of Bank; (iii) the Sublicense ceases to be enforceable for any reason, or Cellerate’s rights in and to the “Licensed IP” (as such term is defined in the Sublicense) to sell, export, market or distribute “Products for Wound Care” (as such terms are defined in the Sublicense), on the terms and conditions set forth in the Sublicense, are materially impaired; or (iv) the Sublicense is modified, amended, or any provision thereof is waived or released, without the prior written consent of Bank;

(h) (i) The Catalyst Group, Inc., either directly or indirectly through CGI Cellerate RX, LLC and any other affiliate of The Catalyst Group, Inc., shall fail to maintain a Minimum Equity Ownership interest in Borrower; or (ii) Borrower shall fail to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding economic interests and membership voting interests in Cellerate and UWS Solutions;

(i) The entry of any judgment against an Obligor individually or in the aggregate in excess of $250,000 (in either case to the extent not adequately covered by insurance as to which the insurer has not denied coverage) and which shall remain undischarged, unvacated, unstayed or unbonded pending appeal for a period of thirty (30) days, or any attachment or other levy against the property of an Obligor;

(j) Dissolution, death, liquidation, termination of existence, insolvency or winding up of an Obligor;

(k) The occurrence or existence of any default, event of default, termination event or other similar condition or event (however described) under any swap agreement (as defined in 11 U.S.C. Sec. 101, as in effect from time to time) to which Borrower is a party;

(l) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of an Obligor or any Obligor’s debts, or of a substantial part of any Obligor’s assets, under any Debtor Relief Law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of any Obligor’s assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(m) Any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner (not to exceed ten (10) Business Days), any proceeding or petition described in Subsection (l) of this section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of any Obligor’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts as they mature, or (vii) take any action for the purpose of effecting any of the foregoing;

Bank may remedy any Event of Default, without waiving same, or may waive any Event of Default without waiving any prior or subsequent Event of Default.

7.2            Optional Acceleration. Upon the occurrence and during the continuance of any Event of Default or any material adverse change that impairs Borrower’s ability to pay or perform any covenant or obligation under this Agreement or any Security Instrument, or Bank in good faith determining that payment or performance of any of the Obligations to be impaired or insecure, then any obligation of Bank to extend credit or make Advances shall immediately terminate, and upon the occurrence and continuance of any Event of Default set forth in Section 7.1 (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k), Bank, at its option, may declare the Obligations (including without limitation all unpaid principal and accrued but unpaid interest, but expressly excluding any Obligations related to any Rate Management Agreement or Rate Management Transaction) to be forthwith due and payable, whereupon the same (other than Obligations related to any Rate Management Transaction) shall become due and payable without any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind (except notice required by law which cannot be waived), all of which are hereby waived. Bank will notify Borrower concurrently upon any acceleration by Bank of the maturity of the Obligations under this Section 7.2, however failure to give such notice shall not affect the validity of such acceleration.

7.3            Automatic Acceleration. Upon the occurrence of any Event of Default set forth in Section 7.1(l) or (m), any obligation of Bank to extend credit or make Advances shall immediately terminate, and the Obligations (including without limitation all unpaid principal and accrued but unpaid interest, but expressly excluding any Obligations related to any Rate Management Agreement or Rate Management Transaction) shall be immediately and automatically due and payable without any presentment, acceleration, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind (except notice required by law which cannot be waived), all of which are hereby waived.

7.4            Rate Management Agreements. Borrower understands, acknowledges and agrees that any Event of Default hereunder shall also constitute an Event of Default under each Rate Management Agreement, and Bank shall have all rights and remedies following the occurrence of an Event of Default under this Agreement and under each Rate Management Agreement.

7.5            Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing under this Agreement or the Note, irrespective of whether or not Bank shall have made any demand under this Agreement or the Note and although such Obligations may be unmatured. Bank agrees promptly to notify Borrower after any such setoff and application made by Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this Section 7.5 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

7.6            Performance by Bank. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Security Instruments, Bank may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Bank, promptly pay any and all amounts expended by Bank in such performance or attempted performance to Bank, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Bank shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Security Instrument.

ARTICLE VIII
MISCELLANEOUS

8.1            Indemnification; Release of Bank. Obligors, jointly and severally, shall indemnify and hold Bank and each Corporate Affiliate of Bank, and their respective officers, directors, employees, counsel, agents, representatives, controlling persons and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys’ fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations) be imposed on, incurred by or asserted against any such Indemnified Person (including, but not limited to, those incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any other action or proceeding, including any insolvency proceeding or appellate proceeding) in any way relating to or arising out of this Agreement, any document contemplated hereby or referred to herein, or the transactions contemplated hereby or entered into by the parties hereto, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing; and the foregoing indemnity shall apply to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The Indemnified Liabilities shall include all negligent acts and omissions of each Indemnified Person; provided, that Obligors shall not have any obligation hereunder to any Indemnified Person for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused (as determined by a final, nonappealable judgment in a court of competent jurisdiction) by the willful misconduct or gross negligence of the Person seeking indemnification. Obligors hereby release the Indemnified Persons for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the negligence of any Indemnified Person. The obligations under this Section are all payable on demand, and shall survive satisfaction of all other Obligations, and the termination, release or expiration of this Agreement and the documents executed in connection herewith.

8.2            Interest. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provision to the contrary in this Agreement, the Note, the other Security Instruments or any of the documents securing payment thereof or otherwise relating thereto, in no event shall this Agreement or such instruments or documents require the payment or permit the collection of interest, as defined under applicable usury laws, in excess of the Maximum Rate. If any such excessive interest is contracted for, charged or received under this Agreement, the Note, the other Security Instruments or the terms of any of the documents securing payment thereof or otherwise relating thereto, or if the maturity of any Obligations to Bank is accelerated in whole or in part, or in the event that all or part of the principal of or interest on the Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Agreement, the Note, the other Security Instruments or any of the documents securing payment thereof or otherwise relating thereto, on the amount of principal actually outstanding from time to time under the Note, shall exceed the Maximum Rate, then in any such events (i) the provisions of this section shall govern and control, (ii) no Obligor shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted to be contracted for by, charged to or received from the Person obligated thereon under applicable usury laws, (iii) any such excess which may have been collected either shall be applied as a credit against the then unpaid principal amount on the Note or refunded to the Person paying the same, at the Noteholder’s option, and (iv) the effective rate of interest shall be automatically reduced to the Maximum Rate. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Note, the other Security Instruments or such other documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Note, all interest at any time contracted for, charged or received from an Obligor or otherwise by the holder or holders of the Note in connection with the Note, the other Security Instruments or this Agreement.

8.3            Expenses. Borrower will pay on demand (i) all costs and expenses of Bank and its Corporate Affiliates (including fees, expenses and disbursements of counsel for Bank and its Corporate Affiliates) in connection with the preparation, negotiation, interpretation, operation and administration of this Agreement, the Note, any other Security Instruments, or any Rate Management Agreements, or any waiver, modification, renewal, extension or amendment of any provision of any of the foregoing, and (ii) all costs and expenses of enforcement of this Agreement, the Note, any other Security Instruments, or any Rate Management Agreements, and collection of the Obligations (including fees, expenses and disbursements of counsel for Bank and its Corporate Affiliates). Borrower agrees to pay on demand and to indemnify Bank from and hold it harmless against any filing or recording fees, taxes, assessments, or charges made by any Governmental Authority by reason of the execution, delivery, recordation or filing by Borrower or Bank of this Agreement, the Note, the other Security Instruments and any documents, instruments or agreements executed or delivered in connection therewith.

8.4            No Waiver; Cumulative Remedies. No failure by Bank to exercise, and no delay by Bank in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and under the Security Instruments are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement, and may be pursued separately, successively or concurrently against Obligors (or any of them) and/or the Collateral, at the sole discretion of Bank.

8.5            Successors. This Agreement shall be binding upon Obligors and their respective successors and assigns, and shall inure to the benefit of Bank and its successors and assigns. No Obligor may assign any rights or obligations under this Agreement without the prior written consent of Bank.

8.6            Notices. All notices, requests and demands shall be given to or made to Bank or an Obligor, as applicable, at such party’s address set forth in the preamble of this Agreement. All notices and other communications given under the provisions of this Agreement shall be deemed to have been given (i) four (4) days after being deposited, postage prepaid, with the U.S. Postal Service when sent by registered or certified mail, (ii) the day of confirmed receipt when sent by facsimile transmission or (iii) when actually received, if sent by hand delivery or courier service, in each case addressed to such party as provided herein or according to the most recent records of the notifying party.

8.7            Form and Substance. All documents, certificates, insurance policies, and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and substance satisfactory to Bank, in Bank’s sole and absolute discretion.

8.8              Survival of Agreements. All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of the Note and the other Security Instruments and the modification, renewal, extension or rearrangement thereof, shall continue in full force and effect until the Loan has been paid in full, and shall not be affected by any investigation made by any party.

8.9            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid or unenforceable under, applicable law, then (i) the parties hereto agree that they will negotiate to amend such provisions by the minimal amount necessary to bring such provisions within the ambit of enforceability, and (ii) the court may, at the request of any party, revise, reform or reconstruct such provisions in a manner sufficient to cause them to be enforceable. Bank is relying and is entitled to rely upon each and all of the provisions of this Agreement. In no event shall any prohibition against, or the invalidity or unenforceability of, any provision hereof affect the validity or enforceability of any other provision hereof, and if any provision or provisions of this Agreement should be held to be invalid or ineffective, all other provisions hereof shall continue in full force and effect.

8.10            Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, the Note and the other Security Instruments, the terms and provisions of this Agreement will control.

8.11            Amendment. This Agreement may not be amended except in writing signed by the parties hereto.

8.12            Descriptive Headings. Descriptive headings of the several articles and sections of this Agreement are inserted for convenience of reference only, and shall in no way alter, modify, define or be used in construing, and do not constitute a part of, this Agreement.

8.13            Sharing of Information; Participations. Each Obligor agrees that Bank may provide information or knowledge Bank may have about each Obligor, this Agreement, the Note, or the other Security Instruments to Bank’s parent, or any of such parent’s Subsidiaries or their successors, or to any one or more purchasers or potential purchasers of the Note or any interest or participation therein or in the Security Instruments. Each Obligor acknowledges and agrees that Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights or obligations in the Note or this Agreement to one or more purchasers or participants, whether or not related to Bank.

If Bank sells one or more participations, then Bank shall maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to any Loan (each, a “Participant Register”) maintained in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations, and any other applicable temporary, final or other successor regulations.

Each transferee and participant shall, and Bank shall require each transferee and participant to, provide to each Obligor on a timely basis (including, to the extent required by law, on or before the date of any transfer or assignment), and in a manner complying with applicable United State Treasury Regulations, any tax-related forms, certificates, documentation, information, or evidence required under the Internal Revenue Code (including the United States Treasury Regulations) and/or reasonably requested by Obligors, to establish that Obligors are not subject to deduction or withholding of Taxes with respect to any payments to such transferee or participant hereunder (collectively, “Bank’s Tax-Related Deliveries”). Further, to the extent Bank is not required to provide Bank’s Tax-Related Deliveries on or before the date of any transfer or assignment, Bank will nevertheless use commercially reasonable efforts to do so upon Borrower’s request.

A transferee or participant shall not be entitled to receive any greater payment under Section 2.14 than Bank would have been entitled to receive with respect to the interest or participation sold to such transferee or participant.

8.14            Governing Law; Venue; Jurisdiction. THIS AGREEMENT, THE NOTE AND THE OTHER SECURITY INSTRUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE IN TEXAS, EXCEPT TO THE EXTENT TO WHICH TEXAS LAW DICTATES THAT THE LAWS OF ANOTHER STATE ARE TO GOVERN CERTAIN PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO THE CREATION, PERFECTION AND/OR FORECLOSURE OF THE LIENS AND SECURITY INTERESTS CREATED HEREIN OR IN THE OTHER SECURITY INSTRUMENTS, OR TO THE ENFORCEMENT OF BANK’S RIGHTS AND REMEDIES AGAINST THE COLLATERAL, IN WHICH EVENT THE LAWS OF SUCH OTHER STATE SHALL GOVERN. VENUE FOR ANY LITIGATION BETWEEN OR AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE HARRIS COUNTY, TEXAS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO PERSONAL JURISDICTION IN TEXAS, AND WAIVES ALL OBJECTIONS TO PERSONAL JURISDICTION IN TEXAS AND VENUE IN HARRIS COUNTY FOR PURPOSES OF SUCH LITIGATION.

8.15            Waiver of Jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE NOTE OR THE OTHER SECURITY INSTRUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING CONTEMPLATED HEREIN. EACH OBLIGOR HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE OR AGENT OF BANK NOR BANK’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER.

8.16            Waiver of Special Damages. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH PARTY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE NOTE OR THE OTHER SECURITY INSTRUMENTS ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

8.17            Electronic Signatures and Electronic Records. Each party to this Agreement consents to the use of electronic and/or digital signatures by one or more parties on this Agreement and each other Security Instrument. This Agreement and any other Security Instruments may be signed electronically or digitally in a manner specified solely by Bank. Delivery of an executed counterpart of a signature page of this Agreement and any other Security Instrument(s) by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement or such Security Instrument(s). The parties agree not to deny the legal effect or enforceability of any Security Instrument solely because (a) the Security Instrument is entirely in electronic or digital form, including any use of electronically or digitally generated signatures or (b) an electronic or digital record was used in the formation of the Security Instrument or the Security Instrument was subsequently converted to an electronic or digital record by one or more parties. The parties agree not to object to the admissibility of any Security Instrument in the form of an electronic or digital record, or a paper copy of an electronic or digital document, or a paper copy of a document bearing an electronic or digital signature, on the grounds that the record or signature is not in its original form or is not the original of the Security Instrument or the Security Instrument does not comply with Chapter 26 of the Texas Business and Commerce Code. Each Obligor represents and warrants that such Obligor has executed each Security Instrument to which it is a party manually in person, and that such Obligor will deliver to Bank a manually signed original “wet signature” counterpart of each such Security Instrument upon Bank’s request and/or as soon as reasonably possible.

8.18            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

8.19            USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for a Borrower: When a Borrower opens an account, if such Borrower is an individual, Bank will ask for such Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify such Borrower, and, if such Borrower is not an individual, Bank will ask for such Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify such Borrower. Bank may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

8.20           Statute of Frauds; No Oral Agreements. THIS AGREEMENT AND ALL DOCUMENTS AND INSTRUMENTS REFERENCED HEREIN, ATTACHED HERETO OR EXECUTED IN CONNECTION HEREWITH CONSTITUTE THE FINAL AGREEMENT BETWEEN OR AMONG OBLIGORS AND BANK, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG OBLIGORS AND BANK. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG OBLIGORS AND BANK.

[Signature Page Follows]
-[Insert Page Number]-

IN WITNESS WHEREOF, this Loan Agreement is executed effective as of the date first set forth above.

BORROWER:

SANARA MEDTECH INC.
By: /s/ Michael D. McNeil
__________________________	Michael McNeil, Chief Financial Officer

BANK:

CADENCE BANK, N.A.
By: /s/ Emily Loomis
_________________________	Emily Loomis, Senior Vice President

GUARANTORS:

CELLERATE, LLC
By: /s/ Michael D. McNeil
_________________________	Michael McNeil, Chief Financial Officer

UNITED WOUND AND SKIN SOLUTIONS, LLC
By: /s/ Michael D. McNeil
_________________________	Michael McNeil, Vice President

Schedule 5.8	Transactions with Affiliates
Schedule 6.9:	Subsidiaries and Investments
Schedule 6.13:	Collateral Locations
Exhibit A:	Form of Compliance Certificate